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                                                                    EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Excalibur Industries, Inc.

We consent to the incorporation by reference in this Registration Statement of Excalibur Industries, Inc. (the "Company") on Form S-8, of our report dated August 30, 2001 on our audit of the financial statements of the Company as of June 30, 2001 and 2000 and for the years then ended, which report is included in the Company's Annual Report on Form 10-KSB (File No. 000-30291), and of our report dated June 26, 2002 on our audit of the financial statements of the Company as of December 31, 2001 and for the six months then ended, which report is included in the Company's Transitional Report on Form 10-KSB (File No. (000-30291). Both of our reports included an explanatory paragraph reflecting an uncertainty because the realization of assets and the satisfaction of its liabilities is dependent on the Company's ability to meet its future financing requirements and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern.

We also consent to the use of our name as it appears under the caption
"Experts."

                                                      /S/ SALIBELLO & BRODER LLP

New York, New York
September 27, 2002